Exhibit 5

January 3, 2016

L3 Technologies, Inc.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

We have acted as counsel to L3 Technologies, Inc., a Delaware corporation (the “Company”), in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to each of the registration statements on Form S-8 (File Nos. 333-212151, 333-188450, 333-168466, 333-151964, 333-123424, 333-120393 and 333-78317) (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to an aggregate of 18,245,066 shares (the “Shares”) of Common Stock, par value $.01 per share, which may be issued pursuant to the L3 Technologies, Inc. Amended and Restated 2008 Long Term Performance Plan, the L3 Technologies, Inc. Amended and Restated 2008 Directors Stock Incentive Plan, the L3 Technologies, Inc. Amended and Restated 1999 Long Term Performance Plan and the L3 Technologies, Inc. 1998 Directors Stock Option Plan for Non-Employee Directors of L3 Technologies, Inc. (collectively, the “Plans”) covered by such Registration Statements.

We have examined the Post-Effective Amendment, the Registration Statements, a form of the share certificate and the Plans.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, upon issuance and delivery of the Shares in accordance with the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Post-Effective Amendment.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP